UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EQRx, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2023

EQRX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40312	86-1691173
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Hampshire Street Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 617-315-2255

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	EQRX	The Nasdaq Global Market
Warrants to purchase one share of common stock at an exercise price of $11.50	EQRXW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

Exchange Ratio for Transaction with Revolution Medicines, Inc.

EQRx, Inc. (“EQRx”) and Revolution Medicines, Inc. (“Revolution Medicines”) have determined the final exchange ratio in accordance with the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 31, 2023, by and among Revolution Medicines, Equinox Merger Sub I, Inc., a wholly owned subsidiary of Revolution Medicines (“Merger Sub I”), Equinox Merger Sub II LLC (“Merger Sub II”), a wholly owned subsidiary of Revolution Medicines, and EQRx, pursuant to which, and subject to the satisfaction or waiver of the conditions specified therein, Merger Sub I will be merged with and into EQRx (the “First Merger”), with EQRx surviving the First Merger as a direct, wholly owned subsidiary of Revolution Medicines (the “Surviving Corporation”), and as soon as practicable following the First Merger, the Surviving Corporation will be merged with and into Merger Sub II, with Merger Sub II surviving as a direct, wholly owned subsidiary of Revolution Medicines (together with the First Merger, the “Mergers”).

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the First Merger, each share of common stock, par value $0.0001 per share, of EQRx (“EQRx Common Stock”) issued and outstanding immediately prior to the effective time will be converted into the right to receive 0.1112 of a share of common stock, par value $0.0001 per share, of Revolution Medicines (“Revolution Medicines Common Stock”). No fractional shares of Revolution Medicines Common Stock will be issued in the Mergers, and EQRx stockholders will receive cash in lieu of any fractional shares as part of the merger consideration, as specified in the Merger Agreement.

The final exchange ratio based on the actual determination date of October 31, 2023, is higher than the assumed exchange ratio of 0.0734 that was set out for illustrative purposes in the joint proxy statement/prospectus, dated September 29, 2023, that was filed by Revolution Medicines with the Securities and Exchange Commission (“SEC”) and previously distributed to Revolution Medicines and EQRx stockholders. If the Mergers are completed pursuant to the Merger Agreement, Revolution Medicines expects to issue approximately 55 million shares of Revolution Medicines Common Stock (excluding warrants and earn-out shares) in connection with the Mergers.

Supplemental Disclosure to Proxy Statement

On September 29, 2023, EQRx filed a definitive proxy statement (the “Proxy Statement”), as the same may be supplemented from time to time, with the SEC with respect to the special meeting of EQRx stockholders scheduled to be held on November 8, 2023. All page references used herein refer to pages in the Proxy Statement, and defined terms used below have the meanings set forth in the Proxy Statement. This Current Report on Form 8-K is incorporated into, and amends and/or supplements, the Proxy Statement as provided herein. Except as specifically noted herein, the information set forth in the Proxy Statement remains unchanged.

The disclosure in the section entitled “The Mergers—Background of the Mergers,” beginning on page 72 of the Proxy Statement, is hereby amended and supplemented by inserting the following paragraphs at the end of such section:

On October 26, 2023, Party G submitted to EQRx an unsolicited expression of interest, referred to as the October 26th Proposal, with respect to the acquisition of EQRx in a stock-for-stock merger. The October 26th Proposal provided for the issuance of newly issued shares of Party G’s common stock to EQRx stockholders based on a fixed exchange ratio, which implied a value to EQRx stockholders of $1.86 per EQRx share based on the most recent closing price of Party G’s common stock. In the October 26th Proposal, Party G referenced a value to EQRx stockholders of $2.268 per share, which was calculated by multiplying (i) the fixed exchange ratio proposed by Party G and (ii) the VWAP of Party G’s common stock over a greater than 60-day period preceding the submission of the October 26th Proposal. The October 26th Proposal specifically stated that it was a non-binding expression of interest only and did not constitute an offer subject to binding acceptance, and Party G reserved the right to withdraw or modify its proposal at any time, for any reason, at its sole discretion. The October 26th Proposal also was subject to Party G’s satisfaction with the results of due diligence, the negotiation and execution of a mutually acceptable definitive agreement for the transaction, and final approval of the definitive agreements by Party G’s board of directors. Party G also anticipated entering into voting agreements with the major stockholders of each of Party G and EQRx in connection with the execution of definitive documentation. In the October 26th Proposal, Party G noted that it was ready to expeditiously complete its due diligence and work towards definitive transaction agreements; however, the proposal did not indicate specific timing or whether Party G was prepared to enter into a definitive agreement on substantially the same terms as the merger agreement.

Later on October 26, 2023, the EQRx board of directors held a meeting to discuss the October 26th Proposal, at which members of senior management of EQRx and representatives of Goldman Sachs and Goodwin were present. Mr. Borisy and Dr. Meanwell were excluded from the meeting. At this meeting, the EQRx board of directors, with the assistance of senior management and in consultation with representatives of Goldman Sachs and Goodwin, discussed the October 26th Proposal. Representatives of Goodwin reviewed with the EQRx board of directors that in connection with the October 26th Proposal, and in accordance with the merger agreement, EQRx was permitted to engage in discussions and negotiations with Party G regarding the October 26th Proposal if, and only if, prior to taking such action, the EQRx board of directors determined in good faith, after consultation with its outside financial advisors and legal counsel, that (1) the October 26th Proposal constituted a “Company Superior Proposal” (as defined in the merger agreement) or would reasonably be expected to lead to a Company Superior Proposal, and (2) the failure to take such action would reasonably be expected to be inconsistent with the EQRx directors’ fiduciary duties under applicable law. The representatives of Goodwin also reviewed the fiduciary duties of the EQRx directors in this context. The representatives of Goldman Sachs provided an overview of the October 26th Proposal, including the value implied to EQRx stockholders based on the proposed exchange ratio, and analyst perspectives with respect to Party G. It was noted that the implied value of the October 26th Proposal to EQRx stockholders was $1.86 per EQRx share based on the most recent closing price of Party G’s common stock, which was significantly below the $2.268 value indicated in the October 26th Proposal.

The EQRx board of directors discussed, among other things, (i) the value of the consideration being offered by Party G in the October 26th Proposal as compared to the consideration payable by Revolution Medicines pursuant to the merger agreement, (ii) the business and prospects of Party G, (iii) the lack of specificity of the October 26th Proposal on terms other than the proposed exchange ratio, (iv) the preliminary nature and conditionality of the October 26th Proposal, (v) developments in Revolution Medicines’ business and clinical programs since the execution of the merger agreement, and (vi) the time likely to be required to complete a transaction with Party G and the execution risks associated with pursuing such a transaction. The EQRx board of directors considered that the merger agreement with Revolution Medicines represented more immediate and certain value for EQRx stockholders, given that the mergers were expected to close as early as November 9, 2023, and the likelihood that the mergers would be completed based on, among other things, the limited scope of the closing conditions remaining to be satisfied. The EQRx board of directors also discussed that the final exchange ratio for the transaction with Revolution Medicines would be determined after the close of trading on Nasdaq on October 31, 2023. Following these discussions, the EQRx board of directors determined to meet again to further consider the October 26th Proposal after the determination of the final exchange ratio under the merger agreement with Revolution Medicines, and directed management and its advisors to provide further analysis of the potential value of a transaction with Party G.

On October 27, 2023, EQRx informed Revolution Medicines of its receipt of the October 26th Proposal pursuant to its notification obligations under the merger agreement.

After the close of trading on Nasdaq on October 31, 2023, and in accordance with the merger agreement, EQRx and Revolution Medicines determined the final exchange ratio under the merger agreement to be 0.1112 of a share of Revolution Medicines common stock for each share of EQRx common stock.

On October 31, 2023, the EQRx board of directors held another meeting to further discuss the October 26th Proposal, at which members of senior management of EQRx and representatives of Goldman Sachs and Goodwin were present. Mr. Borisy and Dr. Meanwell were excluded from the meeting. Representatives of Goodwin again reviewed with the EQRx board of directors that in connection with the October 26th Proposal, and in accordance with the merger agreement, the EQRx board of directors was permitted to engage in discussions and negotiations with Party G regarding the October 26th Proposal if and only if, prior to taking such action, the EQRx board of directors determined in good faith, after consultation with its outside financial advisors and legal counsel, that the October 26th Proposal constituted a Company Superior Proposal or would reasonably be expected to lead to a Company Superior Proposal. The EQRx board of directors and senior management discussed Party G’s business and pipeline as compared to the opportunity for EQRx stockholders presented by the transaction with Revolution Medicines, as well as recent developments with respect to both companies. Senior management then reviewed the final exchange ratio for the Revolution Medicines transaction. The representatives of Goldman Sachs provided a comparison of the implied value of the consideration set forth in the October 26th Proposal of $1.94 per EQRx share based on the closing price of Party G’s common stock on October 31, 2023, with the implied value of the consideration payable by Revolution Medicines of $2.20 per EQRx share based on the final exchange ratio and the closing price of Revolution Medicines common stock on October 31, 2023. The representatives of Goldman Sachs also reviewed certain financial aspects of the October 26th Proposal, including the proposed fixed exchange ratio, Party G’s stock price performance and volatility, Party G’s potential financing needs, and analyst perspectives.

The EQRx board of directors also discussed that the October 26th Proposal was non-binding, preliminary and highly conditional, and the proposed transaction with Party G involved significant business and execution risk as compared to the mergers which were expected to close as early as November 9, 2023. The EQRx board of directors further discussed that the merger agreement with Revolution Medicines represented more immediate and certain value for EQRx stockholders, given the likelihood that the mergers would be completed based on, among other things, the limited scope of the remaining conditions to be satisfied under the merger agreement.

Based on these discussions, the members of the EQRx board of directors present unanimously determined that the October 26th Proposal did not constitute a Company Superior Proposal and would not reasonably be expected to lead to a Company Superior Proposal. It was noted that, based on this determination, EQRx would not be permitted to engage in discussions or negotiations with Party G with respect to the October 26th Proposal pursuant to EQRx’s obligations under the merger agreement. Thereafter, the EQRx board of directors reaffirmed its support of the proposed mergers with Revolution Medicines. Subsequent to this meeting, EQRx communicated the determination of the EQRx board of directors to Revolution Medicines as required under the merger agreement.

The EQRx board of directors recommends that EQRx stockholders vote “FOR” adoption of the merger agreement with Revolution Medicines and the other proposals to be presented at the EQRx special meeting scheduled for Wednesday, November 8, 2023, at 11:00 a.m., Eastern Time, as further described in the Proxy Statement.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of federal securities laws, including the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current plans, estimates and expectations of management of Revolution Medicines and EQRx in light of historical results and trends, current conditions and potential future developments, and are subject to various risks and uncertainties that could cause actual results to differ materially from such statements. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates and expectations will be achieved. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” “may,” “will,” “should,” “plan,” “could,” “continue,” “target,” “contemplate,” “estimate,” “forecast,” “guidance,” “predict,” “possible,” “potential,” “pursue,” “likely,” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. All statements, other than historical facts, including express or implied statements regarding the proposed transaction; the conversion of equity interests contemplated by the Merger Agreement; the issuance of common stock of Revolution Medicines contemplated by the Merger Agreement; the expected timing of the closing of the proposed transaction; the ability of the parties to complete the proposed transaction considering the various closing conditions; the expected benefits of the proposed transaction; the competitive ability and position of the combined company; Revolution Medicines’ expectation to not advance EQRx’s research and development portfolio following closing of the proposed transaction; EQRx’s expectation to wind down its programs; and any assumptions underlying any of the foregoing, are forward-looking statements. Important factors that could cause actual results to differ materially from Revolution Medicines’ and EQRx’s plans, estimates or expectations described in such forward-looking statements could include, but are not limited to: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect Revolution Medicines’ and EQRx’s businesses and the price of their respective securities; (ii) uncertainties as to the timing of the consummation of the proposed transaction; (iii) the potential failure to receive, on a timely basis or otherwise, the required approvals of the proposed transaction, including stockholder approvals by both Revolution Medicines’ stockholders and EQRx’s stockholders, and the potential failure to satisfy the other conditions to the consummation of the transaction; (iv) that the proposed transaction may involve unexpected costs, liabilities or delays; (v) the effect of the announcement, pendency or completion of the proposed transaction on each of Revolution Medicines’ or EQRx’s ability to attract, motivate, retain and hire key personnel and maintain relationships with customers, distributors, suppliers and others with whom Revolution Medicines or EQRx does business, or on Revolution Medicines’ or EQRx’s operating results and business generally; (vi) that the proposed transaction may divert management’s attention from each of Revolution Medicines’ and EQRx’s ongoing business operations; (vii) the risk of any legal proceedings related to the proposed transaction or otherwise, or the impact of the proposed transaction thereupon, including resulting expense or delay; (viii) that Revolution Medicines or EQRx may be adversely affected by other economic, business and/or competitive factors; (ix) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement relating to the proposed transaction, including in circumstances which would require Revolution Medicines or EQRx to pay a termination fee; (x) the risk that restrictions during the pendency of the proposed transaction may impact Revolution Medicines’ or EQRx’s ability to pursue certain business opportunities or strategic transactions; (xi) the risk that Revolution Medicines or EQRx may be unable to obtain governmental and regulatory approvals required for the proposed transaction, or that required governmental and regulatory approvals may delay the consummation of the proposed transaction or result in the imposition of conditions that could reduce the anticipated benefits from the proposed transaction or cause the parties to abandon the proposed transaction; (xii) the risk that the anticipated benefits of the proposed transaction may otherwise not be fully realized or may take longer to realize than expected; (xiii) the impact of legislative, regulatory, economic, competitive and technological changes; (xiv) risks relating to the value of Revolution Medicines securities to be issued in the proposed transaction; (xv) the risk that integration of the proposed transaction post-closing may not occur as anticipated or the combined company may not be able to achieve the growth prospects expected from the transaction; (xvi) the effect of the announcement, pendency or completion of the proposed transaction on the market price of the common stock of each of Revolution Medicines and the common stock and publicly traded warrants of EQRx; (xvii) the implementation of each of Revolution Medicines’ and EQRx’s business model and strategic plans for product candidates and pipeline, and challenges inherent in developing, commercializing, manufacturing, launching, marketing and selling potential existing and new products; (xviii) the scope, progress, results and costs of developing Revolution Medicines’ and EQRx’s product candidates and any future product candidates, including conducting preclinical studies and clinical trials, and otherwise related to the research and development of Revolution Medicines’ and EQRx’s pipeline; (xix) the timing and costs involved in obtaining and maintaining regulatory approval for Revolution Medicines’ and EQRx’s current or future product candidates, and any related restrictions, limitations and/or warnings in the label of an approved product; (xx) the market for, adoption (including rate and degree of market acceptance) and pricing and reimbursement of Revolution Medicines’ and EQRx’s product candidates and their respective abilities to compete with therapies and procedures that are rapidly growing and evolving; (xxi) uncertainties in contractual relationships, including collaborations, partnerships, licensing or other arrangements and the performance of third-party suppliers and manufacturers; (xxii) the ability of each of Revolution Medicines and EQRx to establish and maintain intellectual property protection for products or avoid or defend claims of infringement; (xxiii) exposure to inflation, currency rate and interest rate fluctuations and risks associated with doing business locally and internationally, as well as fluctuations in the market price of each of Revolution Medicines’ and EQRx’s traded securities; (xxiv) risks relating to competition within the industry in which each of Revolution Medicines and EQRx operate; (xxv) the unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities; (xxvi) whether the termination of EQRx’s license agreements and/or discovery collaboration agreements may impact its or Revolution Medicines’ ability to license in additional programs in the future and the risk of delays or unforeseen costs in terminating such arrangements; (xxvii) risks that restructuring costs and charges may be greater than anticipated or incurred in different periods than anticipated; (xxviii) the risk that EQRx’s restructuring efforts may adversely affect its programs and its ability to recruit and retain skilled and motivated personnel, and may be distracting to employees and management; and (xxix) the risk that EQRx’s restructuring or wind-down efforts may negatively impact its business operations and reputation with or ability to serve counterparties or may take longer to realize than expected, as well as each of Revolution Medicines’ and EQRx’s response to any of the aforementioned factors. Additional factors that may affect the future results of Revolution Medicines and EQRx are set forth in their respective filings with the SEC, including each of Revolution Medicines’ and EQRx’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. See in particular Item 1A of Revolution Medicines’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023 under the heading “Risk Factors,” and Item 1A of each of EQRx’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023 and June 30, 2023 under the headings “Risk Factors.” The risks and uncertainties described above and in the SEC filings cited above are not exclusive and further information concerning Revolution Medicines and EQRx and their respective businesses, including factors that potentially could materially affect their respective businesses, financial conditions or operating results, may emerge from time to time. Readers are urged to consider these factors carefully in evaluating these forward-looking statements, and not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers should also carefully review the risk factors described in other documents that Revolution Medicines and EQRx file from time to time with the SEC. Except as required by law, each of Revolution Medicines and EQRx assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Additional Information and Where to Find It

In connection with the proposed transaction, Revolution Medicines and EQRx filed with the SEC and mailed or otherwise provided to their respective security holders a joint proxy statement/prospectus regarding the proposed transaction (as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”). INVESTORS AND REVOLUTION MEDICINES’ AND EQRX’S RESPECTIVE SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED BY EACH OF REVOLUTION MEDICINES AND EQRX WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

Revolution Medicines’ investors and security holders may obtain a free copy of the Joint Proxy Statement/Prospectus and other documents that Revolution Medicines files with the SEC (when available) from the SEC’s website at www.sec.gov and Revolution Medicines’ website at ir.revmed.com. In addition, the Joint Proxy Statement/Prospectus and other documents filed by Revolution Medicines with the SEC (when available) may be obtained from Revolution Medicines free of charge by directing a request to Morrow Sodali LLC at RVMD@info.morrowsodali.com.

EQRx’s investors and security holders may obtain a free copy of the Joint Proxy Statement/Prospectus and other documents that EQRx files with the SEC (when available) from the SEC’s website at www.sec.gov and EQRx’s website at investors.eqrx.com. In addition, the Joint Proxy Statement/Prospectus and other documents filed by EQRx with the SEC (when available) may be obtained from EQRx free of charge by directing a request to EQRx’s Investor Relations at investors@eqrx.com.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Revolution Medicines, EQRx and their respective directors, executive officers, other members of management, certain employees and other persons may be deemed to be participants in the solicitation of proxies from the security holders of Revolution Medicines and EQRx in connection with the proposed transaction. Security holders may obtain information regarding the names, affiliations and interests of Revolution Medicines’ directors and executive officers in Revolution Medicines’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on February 27, 2023, and Revolution Medicines’ definitive proxy statement on Schedule 14A for its 2023 annual meeting of stockholders, which was filed with the SEC on April 26, 2023. To the extent holdings of Revolution Medicines’ securities by Revolution Medicines’ directors and executive officers have changed since the amounts set forth in such proxy statement, such changes have been or will be reflected on subsequent Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Security holders may obtain information regarding the names, affiliations and interests of EQRx’s directors and executive officers in EQRx’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on February 23, 2023, and in certain of EQRx’s Current Reports on Form 8-K. To the extent holdings of EQRx’s securities by EQRx’s directors and executive officers have changed since the amounts set forth in such Annual Report on Form 10-K, such changes have been or will be reflected on subsequent Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals in the proposed transaction is included in the Joint Proxy Statement/Prospectus relating to the proposed transaction filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov, Revolution Medicines’ website at www.revmed.com and EQRx’s website at www.eqrx.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQRx, Inc.

Dated: November 1, 2023	By:	/s/ Melanie Nallicheri
	Name:	Melanie Nallicheri
	Title:	President and Chief Executive Officer